UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Airgas, Inc.

(Name of Registrant as Specified In Its Charter)

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August 11, 2010

Dear Airgas Stockholder:

We believe that the three nominees Air Products seeks to place on your Board have been selected and paid by Air Products to facilitate the transfer of Airgas’ inherent value to Air Products at a grossly inadequate price. Airgas has unanimously rejected Air Products’ hostile offer because your Board believes that it grossly undervalues your company and does not fairly compensate stockholders for Airgas’ extraordinary track record, outstanding recent results, excellent growth prospects or industry-leading position.

Accordingly, we urge you to protect the value of your Airgas investment by promptly voting the enclosed WHITE proxy card “FOR” the three highly-qualified Airgas Directors and “AGAINST” Air Products’ proposed By-Law amendments. Please simply discard any Gold proxy cards you receive.

AIRGAS’ DIRECTOR NOMINEES HAVE OVERSEEN

CONSIDERABLE AND CONSISTENT STOCKHOLDER VALUE CREATION

Throughout its history, Airgas has demonstrated a strong track record of earnings growth and stock price appreciation. Airgas’ director nominees – W. Thacher Brown, Richard C. Ill and Peter McCausland – have been instrumental in building the strong company that Airgas is today.

Under your Board’s direction, including that of your three director nominees, Airgas has employed a disciplined and highly successful approach to steadily growing revenue, EBITDA1 and shareholders’ equity. As a result, Airgas has delivered outstanding returns for stockholders throughout the Company’s history, including:

•	Absolute total stockholder return of 4,201% since the Company’s IPO, more than seven times the return of the S&P 500 Index and ranking Airgas above 94% of all companies in the S&P 500 Index;[2]

•	Total stockholder return compound annual growth rate (CAGR) of 18% since the Company’s IPO;[2]

•	Total stockholder return since January 1, 1987, Airgas’ first month as a public company, ranks 26th out of the S&P 500;[3] and

•	Total stockholder return of 85% over the past five years, compared to a return of negative 2% from the S&P 500 Index.[4]

The enclosed charts demonstrate Airgas’ strong performance under your Board.

Further, since fiscal 2001, your Airgas Board has overseen:

•	An excellent track record of double-digit growth in revenue, EBITDA,[5] and earnings per share;

•	A 20% CAGR in adjusted cash flow from operations;[5]

•	More than 90 acquisitions;

•	Footprint expansion from 700 to 1,100 locations;

•	Enhanced product and service offerings, yielding improved business mix focused on gas and rent revenues;

•	A doubling of our cylinder population to more than 10 million; and

•	Growth of our air separation unit production network from two to 16 plants.

We are convinced this track record of industry- and market-leading performance clearly demonstrates that the Airgas Board is committed to acting in the best interests of all Airgas stockholders. As evidenced by our strong first fiscal quarter 2011 earnings – the second best in company history – and the increasing momentum we are seeing in our business, your Board is continuing to deliver value for the benefit of stockholders. We believe Airgas is poised to grow its leading position in the U.S. packaged gas industry and that Airgas stockholders – not Air Products – should reap the benefits of our increased earnings power and bright future.

YOUR DIRECTORS ARE HIGHLY EXPERIENCED AND

KNOWLEDGEABLE ABOUT THE INDUSTRIAL GAS INDUSTRY,

AND THEIR INTERESTS ARE ALIGNED WITH YOURS

Your directors have an in-depth understanding of your company as well as the industrial gas industry, and they have always acted – and will continue to act – in the best interests of all Airgas stockholders.

Eight of the directors on the Airgas Board are independent. As the Company’s founder and CEO, I am the only non-independent member of the Board. Further, members of your Board collectively own approximately 11 percent of Airgas stock, a significant ownership position, making our interests closely aligned with those of Airgas stockholders. In fact, Airgas’ officer and director beneficial stock ownership ranks number 28 among companies in the S&P 500 Index.

Unlike the Air Products nominees, who lack relevant industry experience, Airgas’ director nominees have extensive experience in the industrial gas industry as well as significant public company experience. The directors standing for re-election at the 2010 annual meeting have a long list of accomplishments:

•	W. Thacher Brown

Mr. Brown, age 62, brings to the Board his many years of experience as a chief executive officer, investment professional and public company director and committee member. Mr. Brown has served on, and chaired, every Airgas Board committee and has been involved in every Board-level decision regarding strategic planning, mergers and acquisitions and financings during his tenure as a director. Mr. Brown also brings extensive executive management experience in non-profit entities.

In addition, given his substantial experience as an institutional investor, Mr. Brown brings a wealth of knowledge as well as a stockholder’s perspective to the Airgas Board. Prior to his retirement, he served as Chairman, President and a director of 1838 Investment Advisors, LLC, an investment management company, from July 1988 until May 2004, President of MBIA Asset Management, LLC from 1998 until September 2004, and a director of MBIA Insurance Company from 1999 until September 2004. He is a director of the Rivus Bond

Fund, The Harleysville Group, Inc. and The Harleysville Mutual Insurance Company, and was a Senior Vice President and a director of Drexel Burnham Lambert Incorporated for more than four years prior to 1988. Mr. Brown also serves as a member of the Board of Trustees of Eisenhower Fellowships, Inc., as a director of the Fox Chase Cancer Center and as a director of the Pennsylvania Horticultural Society.

As of May 31, 2010, Mr. Brown owned 125,260 shares of Airgas common stock.

•	Richard C. Ill

Mr. Ill, age 67, has been Chairman and Chief Executive Officer and a director of Triumph Group, Inc., a company that designs, manufactures, repairs and overhauls aircraft components and assemblies, since 1993. Mr. Ill has considerable experience in mergers and acquisitions as both a buyer and a seller and, under Mr. Ill’s leadership, Triumph recently received shareholder approval to proceed with an acquisition valued at approximately $1.44 billion. Mr. Ill also serves as a director of P.H. Glatfelter Company.

Mr. Ill has over 45 years of public company experience in management, manufacturing and operations. From his tenure as CEO of Triumph Group, he provides a strong operational and strategic background and has valuable business leadership and management experience and insights into many aspects of our business and the current business climate.

As of May 31, 2010, Mr. Ill owned 7,500 shares of Airgas common stock.

•	Peter McCausland

Mr. McCausland, age 60, has been an Airgas director since June 1986, the Chairman of the Board and Chief Executive Officer of Airgas since May 1987, and President of Airgas from June 1986 to August 1988, from April 1993 to November 1995, from April 1997 to January 1999 and from January 2005 to the present. Mr. McCausland serves as a director of the Fox Chase Cancer Center, the Independence Seaport Museum and The Philadelphia Orchestra. Mr. McCausland also serves on the Board of Visitors of the Boston University School of Law and the College of Arts and Sciences of the University of South Carolina.

Mr. McCausland brings to the Board leadership, extensive business, operating and policy experience, and tremendous knowledge of our company and the industrial gas industry. In addition, Mr. McCausland brings his strategic vision for Airgas to the Board. His service as the Chairman and CEO of Airgas since 1987 has contributed to the effectiveness of the Board and creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. Furthermore, Mr. McCausland provides Airgas with effective day-to-day leadership in his capacity as CEO.

As of May 31, 2010, Mr. McCausland owned 7,797,270 shares of Airgas common stock.

WE BELIEVE AIR PRODUCTS’ NOMINEES AND PROPOSALS WOULD

FACILITATE ITS GROSSLY INADEQUATE, OPPORTUNISTIC OFFER

We believe that Air Products picked its nominees and proposals precisely to advance its own interests, including its grossly inadequate, opportunistic takeover attempt.

We think the views of the Air Products nominees could be influenced by their relationship with Air Products. Each of Air Products’ nominees has been paid $100,000 by Air Products just to stand for election to your Board. While the Air Products nominees may not be required to vote as directed by Air Products, these arrangements and their selection by Air Products in our opinion could color their views about the Air Products offer and alternatives. We are convinced it is in the best interests of Airgas stockholders that our directors not be associated in any way with Air Products.

Further, Air Products’ proposed By-Law amendments call for a second meeting to elect directors, to be held only four months after the 2010 annual meeting – and in the same fiscal year. We believe that dramatically advancing the date of the meeting to elect directors could preclude Airgas stockholders from realizing the full value that we expect Airgas to achieve as the economy continues to recover.

VOTE YOUR WHITE PROXY CARD “FOR” THREE HIGHLY QUALIFIED AIRGAS

DIRECTORS AND “AGAINST” AIR PRODUCTS’ PROPOSED BY-LAW AMENDMENTS

Whether or not you plan to attend the Airgas Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE proxy card. We urge you to vote by telephone, by Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope today.

Remember, please do NOT vote using any Gold proxy card or voting instruction form that you receive from Air Products. This is important, because only your latest-dated vote counts. Therefore, if you vote using the Gold proxy card (even if you vote “withhold” on the Air Products nominees), a Gold proxy card will cancel any vote you previously executed using a WHITE proxy card or voting instruction form. Your Company needs your votes on the WHITE proxy card:   FOR the Airgas nominees and AGAINST Air Products’ By-Law amendments.

If you have questions about how to vote your shares please contact Innisfree M&A Incorporated, which is assisting Airgas in this matter, toll-free at (877) 687-1875.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

/s/ PETER MCCAUSLAND
Peter McCausland
Chairman and Chief Executive Officer

[1]	EBITDA is defined as Earnings Before Interest, Taxes, Depreciation and Amortization.
[2]	Split-adjusted, since Airgas’ IPO in 1986 through February 4, 2010. Total stockholder return calculated as share price plus dividends reinvested.
[3]	Excludes current S&P 500 constituents which were not public at January 1, 1987.
[4]	Total stockholder return calculated as share price plus dividends reinvested, through February 4, 2010.
[5]	For reconciliation of non-GAAP measures, see Annex A of this letter.

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 687-1875

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Gold proxy card sent to you by Air Products.

IMPORTANT INFORMATION

In connection with its 2010 Annual Meeting of Stockholders, Airgas, Inc. has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF AIRGAS ARE URGED TO READ THE PROXY STATEMENT FOR THE 2010 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. In response to the tender offer proposed by Air Products and Chemicals, Inc. referred to in this communication, Airgas has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, as amended. STOCKHOLDERS OF AIRGAS ARE ADVISED TO READ AIRGAS’ SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Air Products. Investors and stockholders will be able to obtain free copies of Airgas’ definitive proxy statement, the Solicitation/Recommendation Statement on Schedule 14D-9, any amendments or supplements to the proxy statement and/or the Schedule 14D-9, any other documents filed by Airgas in connection with the 2010 Annual Meeting and/or the tender offer by Air Products, and other documents filed with the SEC by Airgas at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement, the Solicitation/ Recommendation Statement on Schedule 14D-9, and any amendments and supplements to these documents are also available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm. Airgas and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2010 Annual Meeting. Detailed information regarding the names, affiliations and interests of Airgas’ directors and executive officers is available in the definitive proxy statement for the 2010 Annual Meeting, which was filed with the SEC on June 23, 2010. To the extent holdings of Airgas securities have changed, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

FORWARD-LOOKING STATEMENTS

This presentation contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.

Annex A

Reconciliation: Adjusted Cash from Operations

	Fiscal Year Ended March 31,
($ in millions)	2010	2001
Net cash provided by operating activities	$600	$196
Adjustments to cash provided by operating activities:
Cash used (provided) by the securitization of trade receivables	16	(73)
Stock issued for employee stock purchase plan	15	6
Tax benefit realized from exercise of stock options	15	—

Adjusted cash from operations	$648	$129

Adjusted cash from operations CAGR	20%

Airgas believes that adjusted cash from operations provides investors meaningful insight into its ability to generate cash from operations. Non-GAAP metrics should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that Airgas’ adjusted cash from operations metric may be different from the adjusted cash from operations metric provided by other companies.

Reconciliation: Adjusted EBITDA

	Fiscal Year Ended March 31,
($ in millions)	2010	2001
Operating income	$400	$107
Adjustments:
Costs related to unsolicited takeover attempt	23	—
Multi-employer pension withdrawal charges	7	—

Adjusted operating income	$430	$107

Adjustments:
Depreciation and amortization	235	83

Adjusted EBITDA	$665	$190

Adjusted EBITDA CAGR	15%

Airgas believes this presentation of adjusted EBITDA helps investors better assess earnings quality. Non-GAAP metrics should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that Airgas’ adjusted EBITDA metric may be different from the adjusted EBITDA metric provided by other companies.

Airgas’
Airgas’
Stock Price Has Consistently
Stock Price Has Consistently
Outperformed…
Outperformed…
Indexed Price Performance to February 4, 2010
Airgas Airgas Has Has Delivered Delivered Consistently Consistently Superior Superior Share Share Price Price Performance Performance
Source: Bloomberg as of February 4, 2010
(100)%
0%
100%
200%
300%
400%
500%
600%
700%
800%
900%
1,000%
Jan-2001 Jul-2002 Jan-2004 Jul-2005 Jan-2007 Jul-2008 Feb-2010
Airgas Air Products S&P 500 Index
539.0%
79.7%
(19.5)%

…Driving Superior Total Shareholder
…Driving Superior Total Shareholder
Returns in Nearly Every Measurable Period
Returns in Nearly Every Measurable Period
Source: Company filings and Bloomberg data
Note: Total Shareholder Return calculated based on share price plus dividends reinvested.
Cumulative Total Shareholder Return to January 1, 2010
24%
135%
195%
236%
13%
(6)%(14)%
89%
51%
22%
142%
105%
120%
66%
23%
50%
56%
75%
26%
(20)%
(16)%
(3)%
2%
46%
14%
3%
Since 2009 Since 2008 Since 2007 Since 2006 Since 2005 Since 2004 Since 2003 Since 2002 Since 2001 Since ARG
IPO
Airgas Air Products S&P 500
516%
4,584%
590%
1,296%